Exhibit 99.5

Kohl’s Department Stores, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin  53051

November 17, 2008

Dear John:

We have entered into an employment agreement with you dated September 10, 2007 (the “Employment Agreement”).  Certain provisions of the Employment Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Under the final regulations issued by the Department of Treasury under Code Section 409A, all arrangements that are subject to Section 409A must be amended to comply with the final regulations on or before January 1, 2009.  Therefore, in order to comply with the final regulations under Section 409A, we are hereby amending your Employment Agreement, effective as of November 17, 2008 as follows:

1.

Timing of Fringe Benefits.  At the end of Section 2.2 of the Employment Agreement, the following language shall be added:

“In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.  Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to the Employee no later than the calendar year following the calendar year in which the Employee incurs the expenses.”

2.

Disability.  The second sentence of Section 3.1(d) of the Employment Agreement shall be deleted and replaced with the following language:

“For purposes of this Agreement, “Disability” means the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.”

3.

Separation From Service.  A new Section 3.1(f) shall be inserted into the Employment Agreement, to read:

“A termination of employment under this Agreement shall only occur to the extent Employee has a “separation from service” from Company in accordance with Section 409A of the Code.  Under Section 409A, a “separation from service” occurs when the Employee and the Company reasonably anticipate that no further services will be performed by the Employee after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the employee over the immediately preceding 36-month period.”

4.

Timing of Payment of Severance Upon a Change of Control.  At the end of the second sentence of Section 3.2(d)(ii) of the Employment Agreement, the following language shall be added:

“, such Severance Payment to be paid to Employee in a lump sum within thirty (30) days after the date of the Employee’s termination, subject to Section 3.2(e) below.”

5.

Timing of Payment of Health Insurance Continuation.  At the end of Section 3.2(d)(iv) of the Employment Agreement, the following language shall be added:

“In no event will the Health Insurance Continuation to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of Health Insurance Continuation to be provided in any other taxable year, nor will Employee’s right to Health Insurance Continuation be subject to liquidation or exchange for another benefit.”

6.

Timing of Gross-Up Payment.  A new sentence shall be inserted into the Employment Agreement at the end of Section 3.5(b), to read:

“Any Gross-Up Payment under this Agreement shall be paid to the Employee no later than the end of the Employee’s taxable year following the calendar year in which the Excise Tax is remitted to the taxing authorities.”

7.

Section 409A Compliance.  A new Section 8.15 shall be inserted at the end of the Employment Agreement, to read:

“8.15

Section 409A Compliance.  The Company and Employee intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject Employee to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Employee being subject to payment of tax, interest and tax penalty under Code Section 409A, the Company and Employee agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Employee.

8.

Release.  At the end of Section 3.4 of the Employment Agreement, the following language shall be added:

“and, as an additional condition to the receipt of such amounts or benefits, Employee shall refuse to exercise any right to revoke such release agreement during any applicable rescission period.”

The capitalized terms used above which are not otherwise defined in this letter will have the meanings assigned to them in the Employment Agreement.  Except as modified by this letter, the Employment Agreement will remain in full force and effect.

Please confirm your agreement with the foregoing by signing and returning to the Company a copy of this letter.

KOHL’S DEPARTMENT STORES, INC.

By: /s/ Kevin Mansell

Kevin Mansell,

President and Chief Executive Officer

Agreed effective as of the 17th day of November, 2008.

By: /s/ John Worthington

John Worthington

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